EXHIBIT 2.2

                 FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT

      THIS FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT (this "Amendment"), is made and entered into this 12th day of October, 2004, to be effective as of July 20, 2004, by and between BPK RESOURCES, INC. a Nevada corporation (the "Company"), and BP PREFERRED ACQUISITION, LLC, a Delaware limited liability company (the "BP Acquisition"), for the purpose of amending the Purchase and Sale Agreement (the "Agreement") dated July 20, 2004, by and between the Company and BP Acquisition. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

                                    Recitals

      WHEREAS, the parties hereto desire to amend the Agreement to reflect the intent of the parties thereto by including an additional asset of the Company to be sold to BP Acquisition pursuant to the Agreement.

      NOW, THEREFORE, in consideration of the foregoing premises and representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

      1 Section 1.1(a) of the Agreement is hereby amended to include an additional subsection (viii) which shall provided in its entirety as follows:

            "(viii) One hundred percent (100%) of the Company's ownership interest in that certain promissory note in the principal amount of $224,000 issued by CSR-Hackberry Partners, LP and payable to the Company (the "Hackberry Note"); and"

      2. Section 2.2(a)(ii) of the Agreement is hereby amended to include an additional subsection (I) which shall provided in its entirety as follows:

            "(I) The Hackberry Note duly endorsed for transfer; and"

      3. Except as expressly provided herein, the Agreement shall remain in full force and effect.

      4. This Amendment may be executed in counterpart, each of which shall be deemed to be an original and both of which together shall constitute one and the same agreement.
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      5. This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

      IN WITNESS WHEREOF, the Company and BP Acquisition have caused this Amendment to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

                                      BPK RESOURCES, INC.


                                      By: /s/ Christopher H. Giordano
                                          --------------------------------------
                                          Name:  Christopher H. Giordano
                                          Title: CEO


                                      BP PREFERRED ACQUISITION, LLC

                                      By: FEQ Gas, LLC, its Manager

                                      By: FEQ Investments, Inc., its Manager


                                      By: /s/ Ernest A. Bartlett
                                         ---------------------------------------
                                          Name:  Ernest A. Bartlett
                                          Title: President


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